UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 01, 2010

Rambus Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-22339	94-3112828
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

4440 El Camino Real, Los Altos, California 94022
(Address of principal executive offices, including ZIP code)

(650) 947-5000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02—Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On March 1, 2010, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Rambus Inc. (“Rambus” or the “Company”) approved the parameters of the annual variable compensation plan, known as the 2010 Corporate Incentive Plan (the “2010 CIP”), for the Company’s named executive officers and other eligible employees.

The cash bonus target amounts under the 2010 CIP for the named executive officers, which are the same as those in 2009, are set forth below:
Name	2010 Bonus Target Amount	As a percentage of 2010 Base Salary
Harold Hughes	$480,000	100.0%
Satish Rishi	$240,000	73.8%
Thomas R. Lavelle	$275,000	84.6%
Sharon E. Holt	$275,000	85.9%
Martin Scott	$240,000	75.0%

The 2010 CIP design remains structurally consistent as the 2009 Corporate Incentive Plan (which is described in the Company’s Proxy Statement for the 2009 annual meeting of stockholders) with respect to the corporate component representing 70% of the total target bonus tied to Rambus’ annual financial performance and 30% tied directly to quarterly individual Management By Objectives (MBOs).  The following graph illustrates how the “funding” of the 2010 CIP works for both the annual corporate financial performance and quarterly MBO component, and how each component is impacted by overall company financial performance. Payouts in excess of the 100% target for both components are measured by overall company financial performance as described below.

Plan Funding Performance	Below Threshold	Threshold	Target	Maximum
Company Performance Component 70% of Executive Total (1)	0%	50%	100%	200%
MBO Component 30% of Executive Total (2)	100%	100%	100%	200%

(1) Represents payouts for the 2010 corporate APTI component only and does not include any 2010 CIP strategic goals, all as described below.

(2) Payout assumes that the named executive officer has met his or her individual MBOs.

Under the 2010 CIP, corporate performance will be measured and funded based on the achievement of an adjusted pre-tax income (APTI) goal. APTI consists of GAAP pre-tax income adjusted to exclude litigation expenses, stock based compensation expense, certain acquisition related expenses and any 2010 CIP expenses. One time or any extraordinary expenses or income may also be excluded at the Compensation Committee’s discretion.  In addition for the 2010 CIP, the Compensation Committee has approved additional strategic goals determined by the success of Rambus in several key areas.

If the 2010 CIP base APTI threshold goal is met, the 2010 CIP will initially fund and be available for pay out to the named executive officers and the other eligible Rambus employees at 50% of the target bonus amount.  The payout will then increase linearly as the APTI increases, to a maximum of 200% of the target bonus amount.

As an additional strategic goal under the 2010 CIP, the Compensation Committee has determined that the Samsung settlement in January 2010 represents a 2010 CIP strategic goal that was successfully met.  As a result, the named executive officers and other eligible Rambus employees will be eligible for a payout of 200% of the target bonus amount, in addition to any other amounts payable under the 2010 CIP, when payments are made in 2011.

With respect to the other 2010 CIP strategic goals, an additional bonus may be payable depending on the success of each strategic goal of 0% to 200% of the target bonus amount, subject to a maximum of two additional strategic goals.  While these two other strategic goals are being approved for this 2010 CIP, it is the intent of the Compensation Committee that these additional strategic goals could be met in years subsequent to 2010.

The quarterly MBO component of the 2010 CIP will pay out upon achievement of the established individual quarterly MBOs, with any payout above 100% to the maximum 200% dependent on overall company APTI performance. For the MBO component of the 2010 CIP, named executive officers participating in the plan are measured against individual MBOs that tie directly to our overall operating plan objectives. For fiscal year 2010, these objectives will be similar to 2009, including specific customer goals, licensing objectives, specific technology development milestones, internal control and process improvements and achievement of certain productivity initiatives. Final payout of these cash incentive awards, if any, is determined by the goals met and each individual’s performance against their MBOs.

On March 5, 2010, the Company paid special one-time bonuses to certain named executive officers in addition to certain other select employees of the Company.  The Compensation Committee approved these discretionary bonuses in recognition of certain extraordinary efforts by the recipients toward the achievement of strategic goals of the Company in 2010.  Of the named executive officers, Sharon E. Holt and Thomas R. Lavelle each received a special bonus of $25,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 5, 2010	Rambus Inc.

/s/ Satish Rishi
Satish Rishi, Senior Vice President, Finance and Chief Financial Officer